Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Form 1-A, of our independent auditor’s report dated October 29, 2022, with respect to the audited financial statements of EthicStream Inc., a Delaware corporation, as of September 30, 2022 and the related statements of operations, changes in stockholders’ deficit, and cash flows for the period from April 28, 2022 through September 30, 2022, and the related notes to the financial statements.

Very truly yours,

Assurance Dimensions

Tampa, Florida
February 6, 2023